SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):    August 22, 2014

AARON’S, INC.
(Exact name of Registrant as Specified in Charter)

Georgia	1-13941	58-0687630
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

309 E. Paces Ferry Road, N.E. Atlanta, Georgia	30305-2377
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (404) 231-0011

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

As previously disclosed, on July 24, 2014, David L. Buck, formerly Chief Operating Officer of Aaron’s, Inc. (the “Company”), notified the Company that he is retiring as an employee of the Company effective December 31, 2014 (the “Retirement Date”) and in connection with his retirement would relinquish his duties as Chief Operating Officer effective August 1, 2014.
On August 22, 2014, the Company entered into a Waiver and Release Agreement (the “Agreement”) with Mr. Buck with respect to his retirement. Pursuant to the Agreement, Mr. Buck will continue to receive his $500,000 annual base salary and participate in the Company’s benefit plans during the period from August 1, 2014 to December 31, 2014. Provided Mr. Buck executes a supplemental waiver and release within 30 days following the Retirement Date, he will receive salary continuation for an additional period of 12 months following the Retirement Date as well as a lump sum payment equal to the monthly COBRA Charge (as defined in the Agreement) multiplied by 12, grossed up for the estimated taxes payable on such payment. Mr. Buck will also be eligible for a cash bonus through the Company’s annual cash incentive program, provided that applicable goals are achieved, which will be prorated for his service through August 1, 2014. The Agreement also contains a general release of claims by Mr. Buck, as well as customary confidentiality, non-competition and non-solicitation obligations for Mr. Buck.

The foregoing description of the terms of the Agreement is a summary and is qualified in its entirety by reference to the full Agreement, attached as Exhibit 10.1 hereto, and incorporated by reference herein.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)    Exhibits:

Exhibit No.	Description
10.1	Waiver and Release Agreement dated August 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AARON’S, INC.
	By:	/s/ Gilbert L. Danielson
Date: August 26, 2014		Gilbert L. Danielson Executive Vice President and Chief Financial Officer